As filed with the Securities and Exchange Commission on August 28, 2013

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITIZENS COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	20-5120010
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2174 EastRidge Center, Eau Claire, Wisconsin	54701
(Address of principal executive offices)	(Zip Code)

CITIZENS COMMUNITY BANCORP, INC. 2008 EQUITY INCENTIVE PLAN
(Full title of the plan)

Edward H. Schaefer Chief Executive Officer Citizens Community Bancorp, Inc. 2174 EastRidge Center	Copy to: Eric P. Hagemeier, Esq. Reinhart Boerner Van Deuren s.c.
Eau Claire, Wisconsin 54701	1000 North Water Street
(Name and address of agent for service)	Suite 1700 Milwaukee, Wisconsin 53202
715-836-9994	414-298-1000
(Telephone number, including area code of agent for service)

Indicate by check mark whether the restraint is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Common Stock, $0.01 par value per share	597,605 shares (1)	$7.365 (2)	$4,401,361 (2)	$600.35 (2)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Citizens Community Bancorp, Inc. 2008 Equity Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of any consideration by Citizens Community Bancorp, Inc. (the "Registrant") which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

(2)
For the purpose of computing the registration fee, the Registrant has used $7.365 as the average of the high and low prices of the Common Stock as reported on August 26, 2013 on the NASDAQ Global Market for the offering price per share, in accordance with Rules 457(c) and (h).  The actual offering price will be determined in accordance with the terms of the Plan.

PART II - INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

(a)   The Registrant's Annual Report on Form 10-K for the year ended September 30, 2012.

(b)   All other reports filed by the Registrant pursuant to section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(c)   The description of the Registrant's Common Stock contained in the registration statement filed pursuant to section 12 of the Exchange Act and all amendments thereto or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The Registrant's directors and officers may be entitled to certain statutory rights to be indemnified by the Registrant against certain liabilities and expenses for their actions or omissions, provided the director or officer is either successful in the defense of such litigation or  it is otherwise determined that such person (a) did not engage in an act or omission that was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) in the case of any criminal proceeding, had reasonable cause to believe that the act or omission was not unlawful or (c) did not actually receive an improper personal benefit.

Article 12 of the Registrant's Articles of Incorporation contains provisions entitling directors and officers of the Registrant to indemnification against certain liabilities and expenses.  The Registrant's Articles of Incorporation, as amended, and Bylaws are incorporated herein by reference in Exhibits 4.1, 4.2 and 4.3.

Directors and officers of the Registrant are covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

4.1	Articles of Incorporation of the Company.
4.2	Articles of Amendment to the Articles of Incorporation of the Company.
4.3	Bylaws of the Company.
4.4	Citizens Community Bancorp, Inc. 2008 Equity Incentive Plan
5.1	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. as to the legality of the common stock being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (included in its opinion filed as Exhibit 5 hereto).
24	Power of Attorney (included on the signature page hereto).

Item 9.     Undertakings.

1. The undersigned Registrant hereby undertakes as follows:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eau Claire, State of Wisconsin, on August 28, 2013.

CITIZENS COMMUNITY BANCORP, INC.

BY /s/ Edward H. Schaefer
      Edward H. Schaefer, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Edward H. Schaefer and Mark C. Oldenberg, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward H. Schaefer Edward H. Schaefer	Chief Executive Officer (Principal Executive Officer)	August 28, 2013

/s/ Mark C. Oldenberg Mark C. Oldenberg	Chief Financial Officer (Principal Financial and Accounting Officer)	August 28, 2013

/s/ Richard McHugh Richard McHugh	Chairman of the Board and Director	August 21, 2013

/s/ David B. Westrate David B. Westrate	Director	August 21, 2013

/s/ Michael L. Swenson Michael L. Swenson	Director	August 21, 2013

/s/ Brian R. Schilling Brian R. Schilling	Director	August 21, 2013

/s/ Timothy A. Nettesheim Timothy A. Nettesheim	Director	August 21, 2013

/s/ James R. Lang James R. Lang	Director	August 21, 2013

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference to	Filed Herewith

4.1	Articles of Incorporation of the Registrant
Exhibit 3.1 to the Registrant's registration statement on Form SB-2 filed with the Securities and Exchange Commission on June 30, 2006 (File No. 333-135527) pursuant to Section 5 of the Securities Act of 1933.

4.2	Articles of Amendment to the Articles of Incorporation of the Registrant	Exhibit 3.1 to the Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2012 filed with the Securities and Exchange Commission on May 15, 2000.
4.3	Bylaws of the Registrant
Exhibit 3.2 to the Registrant's registration statement on Form SB-2 filed with the Securities and Exchange Commission on June 30, 2006 (File No. 333-135527) pursuant to Section 5 of the Securities Act of 1933.

4.4	Citizens Community Bancorp, Inc. 2008 Equity Incentive Plan		X
5.1	Opinion of Counsel		X
23.1	Consent of Independent Registered Public Accounting Firm		X
23.2	Consent of Counsel		Contained in Opinion filed as Exhibit 5
24	Power of Attorney	Signature Page to Registration Statement